SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2003



                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
----------------------------------------         -------------------
(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code
























Item 5.    Other Events
           ------------

Press Release dated January 21, 2003

EATON REPORTS FOURTH QUARTER OPERATING EARNINGS OF $.98 PER SHARE


CLEVELAND . . . Diversified industrial manufacturer Eaton Corporation NYSE:ETN) today announced operating earnings per share of $.98 for the fourth quarter of 2002, 51 percent above results one year earlier of $.65 per share. Sales in the quarter were $1.78 billion, 5 percent above last year. Net income before unusual items was $69 million compared to $47 million in 2001.

After all unusual items in both periods, net income in the fourth quarter of 2002 was more than double that in 2001, with 2002 net income of $67 million and earnings per share of $.94, compared to $30 million and $.42 per share in 2001.

For the full year 2002, sales were $7.21 billion, 1 percent lower than in 2001. Net income of $315 million, before unusual items, increased 35 percent over last year, and operating earnings per share of $4.40 rose 33 percent above 2001. After all unusual items in both periods, net income in 2002 increased to $281 million, 66 percent more than in 2001, and earnings per share of $3.92 rose 64 percent compared to last year.

In comparison to 2001, fourth quarter and full year 2002 results were favorably impacted by $.22 and $.88 per share, respectively, due to the adoption of Statement of Financial Accounting Standards No. 142, which discontinued the amortization of goodwill and certain intangible assets, and were unfavorably impacted by $.10 and $.52 per share, respectively, due to additional pension expense. Restructuring expense for the fourth quarter was $4 million, and for the full year totaled $62 million.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We are pleased with our fourth quarter and full year results. For the past three quarters, we have experienced revenue growth and significantly higher operating margins compared to the same periods a
year ago.   The restructuring actions we took in 2001 and 2002 have
generated the $130 million in savings we expected, allowing us to post significantly higher earnings despite our end markets showing yet another year of decline in 2002.

"We made further progress implementing the Eaton Business System during the fourth quarter, with results evident in the continued tight control over working capital and capital expenditures. Our capital expenditures for all of 2002 were $228 million, just over 3 percent of sales. As a result, we were able to complete the acquisitions of Boston Weatherhead and the aerospace circuit breaker business of Mechanical Products in November while incurring only $56 million of additional debt during the quarter. For the year as a whole, we reduced our debt outstanding by $352 million, while increasing our cash and short-term investments by $117 million. At the end of the fourth quarter, shareholders' equity was reduced by a non-cash charge of $386 million, net of deferred income taxes, related to the recognition of a minimum liability for certain pension plans," Cutler said.





"As we survey our end markets, we see only marginal growth in the first half of 2003, with stronger growth likely in the second half. For the year as a whole, we are anticipating growth in our end markets of
approximately 1 to 2 percent.   As in the past year, we expect to
outgrow our end markets by approximately 2 to 3 percent. We will also record additional growth during 2003 from the recently-completed acquisitions of Boston Weatherhead, the aerospace circuit breaker business of Mechanical Products, and the power systems business of Commonwealth Sprague Capacitor, as well as from the pending acquisition of the electrical division of Delta plc. We anticipate these acquisitions could add approximately $500 million to our 2003 revenues.

"Operating earnings per share are estimated to be between $.90 and $1.00 in the first quarter. For the full year, we project operating earnings per share to be between $5.00 and $5.25," said Cutler.

Business Segment Results
------------------------

Fourth quarter sales of Eaton's largest business segment, Fluid Power, were $622 million, 8 percent above one year earlier, and excluding the impact of the Boston Weatherhead and Mechanical Products acquisitions, up 2 percent over the fourth quarter of 2001. Fluid Power markets showed no growth compared to the fourth quarter of 2001, with North American fluid power industry shipments up about 3 percent, commercial aerospace markets off about 26 percent, and defense aerospace markets up by 27 percent. Segment profits before restructuring costs were $44 million, $3 million more than last year.

"We do not anticipate a recovery in the traditional mobile and industrial hydraulics markets until the middle of 2003," said Cutler. "The decline in the commercial aerospace market has occurred as we expected. We believe that the commercial markets are near bottom, but may not recover significantly until 2004. Military aerospace markets remain strong and are likely to improve further over the course of 2003.

"As mentioned earlier, we completed two acquisitions in this segment during the fourth quarter. We purchased the Boston Weatherhead hose and fittings business for $130 million and the aerospace circuit breaker business of Mechanical Products for $10 million."

In the Industrial & Commercial Controls segment, fourth quarter sales were $482 million, down 9 percent from last year, but were the same as last year after adjusting for the impact of selling the Navy Controls
business at the start of the third quarter.   Operating profits before
restructuring charges were $41 million, down 7 percent from results one year ago, but up 11 percent after excluding the sale of Navy Controls.

"End markets for our electrical business weakened slightly during the fourth quarter, with an estimated 1 percent decline in the North American markets for this business compared to last year," said Cutler. "We expect that the electrical distribution equipment market will begin to recover in 2003, with growth accelerating as we go through the year. The residential market was strong in 2002, but is expected to weaken slightly during 2003.







"In December we announced an agreement to purchase the electrical division of Delta plc for 130 million pounds sterling ($210 million at the current exchange rate)," said Cutler. "With sales in 2001 of 229 million pounds sterling ($370 million at the current exchange rate), the Delta business represents a significant addition to the capabilities and geographic footprint of our Industrial and Commercial Controls business. We expect the transaction to close early in the first quarter of 2003.

"Additionally, in early January 2003 we completed the acquisition of the power systems business of Commonwealth Sprague Capacitor. This business will add to our offerings in the areas of power quality and energy management," said Cutler.

The Automotive segment posted sales of $397 million in the fourth quarter, 12 percent above the same quarter of last year. NAFTA automotive production was up 2 percent, and European production increased 1 percent, compared to the same period last year. Segment profits were $53 million, up 20 percent from a year ago.

"Our Automotive segment continued its strong performance with sales growth that considerably outpaced its end markets," said Cutler. "The heavy investments we have made in new product development over the last several years are continuing to deliver real results as we have been able to accelerate the pace of new product introductions and gain market share."

Among significant product wins during the quarter was a contract to provide electronic differentials for the front and rear axles of a future Chrysler Group vehicle platform.

The Truck segment posted sales of $274 million in the fourth quarter, a 17 percent increase over the fourth quarter of 2001, and recorded profits of $27 million before restructuring charges, compared to a loss of $9 million a year ago. NAFTA heavy-duty truck production was up 12 percent, NAFTA medium-duty truck production was up 6 percent, European truck production was down 6 percent, and South American production increased by 5 percent.

"Heavy-duty truck production in NAFTA totaled 181,000 units in 2002.
We expect that production during 2003 could approach 190,000 units, with volumes lower in the first quarter and strengthening during the balance of the year," said Cutler. "The positive impact of our extensive restructuring actions in this segment over the last two years can be seen in the $36 million of increased profit before restructuring costs in the fourth quarter of 2002 on increased sales of $39 million, compared to the same period in 2001."

Among developments in the Truck segment was the official dedication in November of the new heavy-duty transmission plant located in San Luis Potosi, Mexico, which is now fully operational.

Eaton is a global $7.2 billion diversified industrial manufacturer that is a leader in fluid power systems; electrical power quality, distribution and control; automotive engine air management and fuel economy; and intelligent truck systems for fuel economy and safety. Eaton has 48,000 employees and sells products in more than 50 countries. For more information, visit www.eaton.com.





Notice of Conference Call: Eaton's conference call to discuss its fourth-quarter results is available to all interested parties via live audio webcast today at 10 a.m. EST on www.eaton.com.

This news release contains forward-looking statements concerning the first quarter 2003 and the full year 2003 operating earnings per share, our worldwide markets, our growth in relation to end markets, results from business acquisitions, and the completion of the acquisition of the electrical division of Delta plc. These statements are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges or dispute resolutions; unexpected withholding of governmental approvals for business acquisitions; and unanticipated further deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results
-----------------

The company's comparative financial results for the three months and year ended December 31, 2002 and 2001 follow:

Eaton Corporation

Comparative Financial Summary
                                                 Three months ended
                                                    December 31
                                                 ------------------
(Millions except for per share data)               2002        2001
                                                   ----        ----

Net sales                                        $1,775      $1,695
Income before income taxes                           92          39
Net income                                           67          30

Net income per Common Share assuming dilution    $ 0.94      $ 0.42
Average number of Common Shares outstanding        71.6        70.6

Net income per Common Share basic                $ 0.95      $ 0.42
Average number of Common Shares outstanding        70.9        69.6

Cash dividends paid per Common Share             $ 0.44      $ 0.44


Reconciliation of net income to operating earnings
--------------------------------------------------
Net income                                       $   67      $   30
Excluding (after-tax)
  Unusual charges                                     2          17
                                                 ------      ------
Operating earnings                               $   69      $   47
                                                 ======      ======


Net income per Common Share assuming dilution    $ 0.94      $ 0.42
Per share impact of unusual items                  0.04        0.23
                                                 ------      ------
Operating earnings per Common Share              $ 0.98      $ 0.65
                                                 ======      ======

                                                 Twelve months ended
                                                      December 31
                                                 -------------------
(Millions except for per share data)               2002        2001
                                                   ----        ----

Net sales                                        $7,209      $7,299
Income before income taxes                          399         278
Net income                                          281         169

Net income per Common Share assuming dilution    $ 3.92      $ 2.39
Average number of Common Shares outstanding        71.7        70.5

Net income per Common Share basic                $ 3.98      $ 2.43
Average number of Common Shares outstanding        70.6        69.4

Cash dividends paid per Common Share             $ 1.76      $ 1.76


Reconciliation of net income to operating earnings
--------------------------------------------------
Net income                                       $  281      $  169
Excluding (after-tax)
  Unusual charges                                    47          86
  Gains on sales of businesses                      (13)        (22)
                                                 ------      ------
Operating earnings                               $  315      $  233
                                                 ======      ======


Net income per Common Share assuming dilution    $ 3.92      $ 2.39
Per share impact of unusual items                  0.48        0.91
                                                 ------      ------
Operating earnings per Common Share              $ 4.40      $ 3.30
                                                 ======      ======

See accompanying notes.

Statements of Consolidated Income
                                                 Three months ended
                                                     December 31
                                                 ------------------
(Millions except for per share data)               2002        2001
                                                   ----        ----

Net sales                                        $1,775      $1,695

Costs & expenses
  Cost of products sold                           1,306       1,280
  Selling & administrative                          300         296
  Research & development                             47          51
                                                 ------      ------
                                                  1,653       1,627
                                                 ------      ------
Income from operations                              122          68

Other income (expense)
  Interest expense-net                              (24)        (29)
  Other-net                                          (6)
                                                 ------      ------
                                                    (30)        (29)
                                                 ------      ------
Income before income taxes                           92          39
Income taxes                                         25           9
                                                 ------      ------
Net income                                       $   67      $   30
                                                 ======      ======

Net income per Common Share assuming dilution    $ 0.94      $ 0.42
Average number of Common Shares outstanding        71.6        70.6

Net income per Common Share basic                $ 0.95      $ 0.42
Average number of Common Shares outstanding        70.9        69.6

Cash dividends paid per Common Share             $ 0.44      $ 0.44

                                                 Twelve months ended
                                                     December 31
                                                 -------------------
(Millions except for per share data)               2002        2001
                                                   ----        ----

Net sales                                        $7,209      $7,299

Costs & expenses
  Cost of products sold                           5,272       5,503
  Selling & administrative                        1,217       1,220
  Research & development                            203         228
                                                 ------      ------
                                                  6,692       6,951
                                                 ------      ------
Income from operations                              517         348

Other income (expense)
  Interest expense-net                             (104)       (142)
  Gains on sales of businesses                       18          61
  Other-net                                         (32)         11
                                                 ------      ------
                                                   (118)        (70)
                                                 ------      ------
Income before income taxes                          399         278
Income taxes                                        118         109
                                                 ------      ------
Net income                                       $  281      $  169
                                                 ======      ======

Net income per Common Share assuming dilution    $ 3.92      $ 2.39
Average number of Common Shares outstanding        71.7        70.5

Net income per Common Share basic                $ 3.98      $ 2.43
Average number of Common Shares outstanding        70.6        69.4

Cash dividends paid per Common Share             $ 1.76      $ 1.76


See accompanying notes.

Business Segment Information
                                                 Three months ended
                                                     December 31
                                                 ------------------
(Millions)                                         2002        2001
                                                   ----        ----
Net sales
  Fluid Power                                    $  622      $  578
  Industrial & Commercial Controls                  482         528
  Automotive                                        397         354
  Truck                                             274         235
                                                 ------      ------
Total net sales                                  $1,775      $1,695
                                                 ======      ======

Operating profit (loss)
  Fluid Power                                    $   42      $   37
  Industrial & Commercial Controls                   40          37
  Automotive                                         53          44
  Truck                                              25         (15)
                                                 ------      ------
Total ongoing operations                            160         103

Divested operations                                              (1)
Amortization of goodwill & other
  intangible assets                                  (7)        (22)
Interest expense-net                                (24)        (29)
Corporate & other-net                               (37)        (12)
                                                 ------      ------
Income before income taxes                           92          39
Income taxes                                         25           9
                                                 ------      ------
Net income                                       $   67      $   30
                                                 ======      ======

                                                 Twelve months ended
                                                     December 31
                                                 -------------------
(Millions)                                         2002        2001
                                                   ----        ----
Net sales
  Fluid Power                                    $2,456      $2,507
  Industrial & Commercial Controls                1,993       2,199
  Automotive                                      1,594       1,479
  Truck                                           1,166       1,029
                                                 ------      ------
Total ongoing operations                          7,209       7,214
Divested operations                                              85
                                                 ------      ------
Total net sales                                  $7,209      $7,299
                                                 ======      ======

Operating profit (loss)
  Fluid Power                                    $  187      $  183
  Industrial & Commercial Controls                  149         163
  Automotive                                        225         194
  Truck                                              90         (64)
                                                 ------      ------
Total ongoing operations                            651         476

Divested operations                                               6
Amortization of goodwill & other
  intangible assets                                 (23)        (94)
Interest expense-net                               (104)       (142)
Gains on sales of businesses                         18          61
Corporate & other-net                              (143)        (29)
                                                 ------      ------
Income before income taxes                          399         278
Income taxes                                        118         109
                                                 ------      ------
Net income                                       $  281      $  169
                                                 ======      ======

See accompanying notes.

Condensed Consolidated Balance Sheets

                                               December 31, December 31,
(Millions)                                         2002        2001
                                                   ----        ----
ASSETS
Current assets
  Cash & short-term investments                  $  428      $  311
  Accounts receivable                             1,032       1,070
  Inventories                                       698         681
  Deferred income taxes & other current
    assets                                          299         325
                                                 ------      ------
                                                  2,457       2,387
Property, plant & equipment-net                   1,955       2,050
Goodwill                                          1,910       1,902
Other intangible assets                             510         533
Other assets                                        306         774
                                                 ------      ------
                                                 $7,138      $7,646
                                                 ======      ======

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt & current portion
    of long-term debt                            $  201      $  188
  Accounts payable                                  488         418
  Accrued compensation                              199         158
  Accrued income & other taxes                      225         258
  Other current liabilities                         621         647
                                                 ------      ------
                                                  1,734       1,669
Long-term debt                                    1,887       2,252
Postretirement benefits other than pensions         652         670
Deferred income taxes & other liabilities           563         580
Shareholders' equity                              2,302       2,475
                                                 ------      ------
                                                 $7,138      $7,646
                                                 ======      ======

See accompanying notes.

Notes to the Fourth Quarter 2002 Earnings Release
Dollars in millions, except per share data (per share data assume dilution)







Acquisition of Businesses
-------------------------
In November 2002, Eaton purchased the Boston Weatherhead business of Dana Corporation for $130. This business, which had 2001 sales of $207, manufactures hose, tubing, and fluid connectors for fluid power systems primarily for the industrial distribution, mobile off-highway and heavy-duty truck markets. The Boston Weatherhead business will be integrated into the Fluid Power segment. In December 2002, Eaton announced its intention to acquire the electrical business of Delta plc for 130 pounds sterling ($210 at the current exchange rate). This business, which had 2001 sales of 229 pounds sterling ($370 at the current exchange rate), includes major electrical brands such as MEM, Holec, Bill, Home Automation, Elek and Tabula. The Delta business will be integrated into the Industrial and Commercial Controls segment. This transaction is expected to close early in the first quarter of 2003.

Unusual Charges
---------------
In 2002, Eaton undertook additional restructuring actions to further reduce fixed operating costs across its business segments and certain corporate functions, and incurred other unusual charges. A summary of these charges follows:

                          Three months ended       Twelve months ended
                              December 31              December 31
                          ------------------       -------------------
                             2002     2001           2002       2001
                             ----     ----           ----       ----
Operational restructuring
charges
  Fluid Power               $   2    $   4          $  26      $  22
  Industrial & Commercial
    Controls                    1        7             16         30
  Automotive                                            1
  Truck                         2        6             16         55
Corporate restructuring
  charges                      (1)       8              3         12
                            -----    -----          -----      -----
                                4       25             62        119
Other corporate charges                                10         10
                            -----    -----          -----      -----
Total unusual charges       $   4    $  25          $  72      $ 129
                            =====    =====          =====      =====

After-tax                   $   2    $  17          $  47      $  86
Per Common Share             0.04     0.23           0.66       1.21

The operational restructuring charges are included in the Statements of Consolidated Income in Income from Operations and reduced operating profit of the related business segment. The corporate restructuring charges are included in the Statements of Consolidated Income in Income from Operations and the other corporate charges are included in Other Expense-Net. All of the corporate restructuring and other corporate charges are included in Business Segment Information in Corporate & Other-Net.

The other corporate charge of $10 in 2002 represents a contribution to the Eaton Charitable Fund. The other corporate charge of $10 in 2001 resulted from an arbitration award related to a contractual dispute over supply arrangements initiated in February 1999 against Vickers, Incorporated, a subsidiary of Aeroquip-Vickers Inc., which was acquired by Eaton in April 1999.




Gains on Sales of Businesses
----------------------------
In July 2002, Eaton sold the Navy Controls business, resulting in a pretax gain of $18 ($13 after-tax, or $.18 per Common Share).

In 2001, the Company sold businesses resulting in a pretax gain of $61 ($22 after-tax, or $.30 per Share). The Air Conditioning & Refrigeration business and certain assets of the Automotive segment were sold in the third quarter of 2001. The Vehicle Switch/Electronics Division (VS/ED) and certain assets of the Truck segment were sold in the first quarter of 2001. In Business Segment Information, the operating results of VS/ED are included in divested operations for 2001.

Goodwill and Other Intangible Assets
------------------------------------
Effective January 1, 2002, Eaton adopted Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets". Upon adoption, the Company discontinued the amortization of goodwill and indefinite life intangible assets recorded in connection with previous business combinations. Fourth quarter 2002 results were impacted favorably by this reduction in amortization expense of $17 ($15 after-tax, or $.22 per Common Share). Results for the full year 2002 were similarly impacted by this reduction in amortization expense of $73 ($63 after-tax, or $.88 per Share).

Pension and Other Postretirement Benefits
-----------------------------------------
Pretax income for the fourth quarter of 2002 was reduced by $11 ($7 after-tax, or $.10 per Common Share) compared to the same period in 2001 due to the effect on pension income of the decline in the market value of stocks in Eaton's pension fund, coupled with lower discount rates associated with pension and other postretirement benefit liabilities. Pretax income for the full year of 2002 was similarly reduced by $57 ($37 after-tax, or $.52 per Share) compared to the same period in 2001.

In the fourth quarter of 2002, Shareholders' Equity was reduced by a charge of $386 after recognition of deferred income taxes, related to the recognition of a minimum liability for certain pension plans. This non-cash charge did not affect net income and will be reversible should the pension plans become overfunded at the end of 2003.

Income Taxes
------------
The effective income tax rate for the full year 2002 was 29.5% compared to 39.4% for the same period in 2001. The higher rate in 2001 was primarily the result of the tax effect of book/tax basis differences related to businesses sold in the first quarter of 2001, which increased tax expense by $18. Excluding the negative tax consequences related to the sales of businesses in 2001, the effective tax rate for the full year 2001 was 32.8% compared to 29.5% in 2002, primarily the result of the discontinuance of amortization of non-deductible goodwill in 2002 compared to 2001.















                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation

                                       /s/ R. H. Fearon
                                       -----------------------------
                                       R. H. Fearon
                                       Executive Vice President and
                                       Chief Financial & Planning Officer


Date: January 21, 2003